Exhibit 4.12

February 26, 2026

ADDENDUM TO LEASE
BETWEEN
YORK PROPERTY, LLC
AND
Silicom Connectivity Solutions

This addendum between York Property, LLC (Landlord) and Silicom Connectivity Solutions (Tenant), located at 1439 Timberwood Blvd. suites 105 & 106, Charlottesville, Va., 22911, is to extend the lease now existing, dated October 29, 2019, for Two (2) years. The new terms will be the following:

1.	1/1/2027 - 12/31/2027 at the rate of $9,674.70 per month.

2.	1/1/2028 - 12/31/2028 at the rate of $9,868.19 per month.

Tenant will also be required to deposit an additional $189.70 for the security deposit increase starting the first year and $193.49 in the second year.

Option 3 to Renew

Landlord hereby grants to Tenant the option to extend the term of this lease renewal for a two-year period commencing when the original term expires and terminating 12/31/30, upon each and all of the following terms and conditions:

1.	Tenant shall not be in default at the time Tenant delivers notice of their election to extend the term.

2.
Tenant shall have given Landlord written notice of its election to extend the term not less than One Hundred Eighty (180) days prior to 12/31/2028, time being of the essence. If the notification is not so given, this option shall automatically expire.

3.	Security Deposit: to increase with each rent increase to equal one month's rent.

1.	1/1/2029 - 12/31/2029 at the rate of $10,037.46 per month.

2.	1/1/2030 - 12/31/2030 at the rate of $10,238.20 per month.

Option 4 to Renew

Landlord hereby grants to Tenant the option to extend the term of this lease renewal for a two-year period commencing when the original term expires and terminating 12/31/30, upon each and all of the following terms and conditions:

1.	Tenant shall not be in default at the time Tenant delivers notice of their election to extend the term.

2.
Tenant shall have given Landlord written notice of its election to extend the term not less than One Hundred Eighty (180) days prior to 12/31/2030, time being of the essence. If the notification is not so given, this option shall automatically expire.

3.	Security Deposit: to increase with each rent increase to equal one month's rent.

1.	1/1/2031 - 12/31/2031 at the rate of $10,442.96 per month.

2.	1/1/2032 - 12/31/2032 at the rate of $10,651.81 per month.

This addendum will be added to the previous lease. Everything else in the lease will remain the same.

	3/10/2026		3/10/2026
Paul McFall	Date	Charles Lewis	Date
Silicom Connectivity Solutions		York Property, LLC